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                                                                      EXHIBIT 11
                      LAFARGE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF NET INCOME PER COMMON EQUITY SHARE
              (Unaudited and in thousands except per share amounts)

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                                                                                                    Years Ended December 31
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                                                                                        1998              1997              1996
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Basic Calculation

      Net income applicable to common equity shareholders                            $ 235,500         $ 181,976         $ 140,866
                                                                                 ===================================================
      Weighted average number of common equity shares outstanding                       72,071            71,128            69,783
                                                                                 ===================================================
      Basic net income per common equity share                                       $    3.27         $    2.56         $    2.02
                                                                                 ===================================================
Diluted Calculation

      Net income                                                                     $ 235,500         $ 181,976         $ 140,866

      Add after tax interest expense applicable to 7% Convertible Debentures               -                 -               4,153
                                                                                 ===================================================
      Net income assuming Dilution                                                   $ 235,500         $ 181,976         $ 145,019
                                                                                 ===================================================
      Weighted average number of common equity shares outstanding                       72,071            71,128            69,783

      Net effect of dilutive stock options based on the treasury stock method              594               567               309

      Add additional shares assuming conversion of 7% Convertible Debentures               -                 -               4,285
                                                                                 ---------------------------------------------------
      Weighted average number of common equity shares assuming full conversion
      of all potentially dilutive securities                                            72,665            71,695            74,377
                                                                                 ===================================================
      Diluted net income per common equity share                                     $    3.24         $    2.54         $    1.95
                                                                                 ===================================================
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